As filed with the Securities and Exchange Commission on October 31, 2002.
                                                      Registration No. 333-76048
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                               REGAN HOLDING CORP.
             (Exact name of registrant as specified in its charter)

             California                                  68-0211359
   (State or other jurisdiction of                    (I.R.S. Employer
   incorporation or organization)                    Identification No.)

                               2090 Marina Avenue
                               Petaluma, CA 94954
                                  707-778-8638
               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive offices)

                                 ---------------

                                R. Preston Pitts
                      President and Chief Operating Officer
                               Regan Holding Corp.
                               2090 Marina Avenue
                               Petaluma, CA 94954
                                  707-778-8638
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                 ---------------
                                    Copy to:
                              Joseph L. Seiler III
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                             New York, NY 10019-5389

                                ---------------

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following the box. |X|

      If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                   PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would require registration or qualification under the securities laws of the jurisdiction.

                  SUBJECT TO COMPLETION, DATED October 31, 2002

                        Stock options to be issued under
  Regan Holding Corp. Amended and Restated Producer Stock Award and Option Plan or Regan Holding Corp. Amended and Restated 1998 Stock Option Plan and

                              20,000,000 shares of
                               Regan Holding Corp.
                              Series A Common Stock
                                 (no par value)

Regan Holding Corp. is offering the following securities:

      o Stock options granted under our Amended and Restated Producer Stock Award and Option Plan to certain independent insurance producers and registered representatives who market annuity, life insurance, long term care insurance, and investment products on behalf of our subsidiaries, and to other non-employees.

      o Stock options granted under our Amended and Restated 1998 Stock Option Plan to certain employees and members of our Board of Directors.

      o Shares of Series A Common Stock with no par value issued upon exercise of stock options granted under the above mentioned plans.

      o Shares of Series A Common Stock with no par value awarded under our Amended and Restated Producer Stock Award and Option Plan.

Options to purchase up to an aggregate of 20,000,000 shares may be granted under those stock option and award plans, subject to adjustments set forth in those plans and described in this prospectus.

The exercise price of the stock options will be determined by the committees that administer the stock option and award plans at or prior to the time of grant.

No underwriting discounts or commissions will be paid in connection with this offering. Neither the stock options nor shares are listed on any national securities exchange.

We are a California corporation with principal executive offices located at 2090 Marina Avenue, Petaluma, CA 94954, and our telephone number is 707-778-8638.

Exercise of the stock options or investment in the shares involves a high degree of risk. See "Risk Factors" on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 31, 2002.

You should rely only on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospectus may have changed since the date indicated on the front cover of this prospectus. Unless noted otherwise, we have prepared the financial statements and other information included in this prospectus in accordance with accounting principles generally accepted in the United States.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY .......................................................   3
FORWARD-LOOKING STATEMENTS ...............................................   7
RISK FACTORS .............................................................   7
USE OF PROCEEDS ..........................................................  11
DETERMINATION OF OFFERING PRICE ..........................................  11
DESCRIPTION OF OUR STOCK OPTION AND AWARD PLANS ..........................  12
PLAN OF DISTRIBUTION .....................................................  17
DESCRIPTION OF OUR CAPITAL STOCK .........................................  18
MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY
 AND RELATED STOCKHOLDER MATTERS .........................................  19
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ...........................  19
LEGAL MATTERS ............................................................  19
EXPERTS ..................................................................  19
WHERE YOU CAN FIND MORE INFORMATION ......................................  20
IMPORTANT INFORMATION INCORPORATED INTO THIS PROSPECTUS ..................  20

                               PROSPECTUS SUMMARY

      This summary highlights information described more fully elsewhere in this prospectus and the documents incorporated by reference. This entire prospectus should be read before making an investment decision.

                                   OUR COMPANY

      Regan Holding Corp. is a non-operating holding company, incorporated in the State of California, whose primary operating subsidiary is Legacy Marketing Group. During 2001 and the six months ended June 30, 2002, Legacy Marketing Group generated approximately 96% of our consolidated revenues. Legacy Marketing Group designs, markets and administers fixed annuity and life insurance products on behalf of certain unaffiliated insurance carriers in each of the United States, except Alabama and New York, and in the District of Columbia.

      As of December 31, 2001, Legacy Marketing Group entered into marketing agreements with American National Insurance Company, IL Annuity and Insurance Company, Transamerica Life Insurance and Annuity Company, and John Hancock Variable Life Insurance Company. The marketing agreements grant us the exclusive right to market certain fixed annuity and life insurance products issued by these insurance carriers. Under the terms of these agreements, we are responsible for appointing independent insurance producers (who we refer to as "Producers") who have contracted with us to sell fixed annuity and life insurance products. For these services, the insurance carriers pay us marketing allowances and commissions based on the volume of insurance policies placed inforce. We are responsible for paying sales commissions to the Producers.

      Legacy Marketing Group markets insurance policies through a network of approximately 23,000 Producers, of whom approximately 6,000 generated business during 2001. During the first six months of 2002, there were approximately 25,000 Producers in Legacy Marketing Group's network, of whom approximately 6,000 generated business. Each Producer has entered into a non-exclusive agreement with Legacy Marketing Group which defines the parties' business relationship. The agreement may be terminated with up to ninety days notice by either the Producer or Legacy Marketing Group, with or without cause.

      Our sales network is built on a multi-level structure in which Producers may sponsor other Producers. Sponsored Producers are referred to as "downline" Producers within the sponsoring Producer's network. Sponsored Producers may also sponsor other Producers, creating a hierarchy under the original sponsoring Producer. The Producer contract contains a nine-level design in which a Producer may advance from one level to the next based on commission level and the size of the Producer's downline network. As a Producer advances to higher levels within the system, he receives higher commissions on sales made through his downline network. This creates a financial incentive for Producers to build a hierarchy of downline Producers, which contributes to their financial growth and to the growth of Legacy Marketing Group. Advancements to higher levels can occur as often as every three months. Producers at the highest levels are called "Wholesalers."

      We provide tools and services that assist Wholesalers with recruiting, training and support responsibilities associated with the Producers in their hierarchy. In addition, we assist Producers with programs designed to increase their sales and better serve their clients. Recruiting and training programs include visual presentations, product videos and seminars, advertising material guidelines and sales flip charts. We also produce product information, sales brochures, pre-approved advertisements and recruiting material.

      Legacy Marketing Group also assists the insurance carriers in product design and development. Our marketing and actuarial departments work with the insurance carriers to design proprietary fixed annuity and life insurance products to be marketed by Legacy Marketing Group. All of these products include guarantees for the benefit of policyholders that are designed to be unique in the insurance marketplace.

Although the guarantees are known as Legacy's Cornerstone Guarantees, they are guaranteed by the issuing insurance carriers. Legacy's Cornerstone Guarantees generally include:

      o     a contractually guaranteed minimum interest rate,

      o     a contractually guaranteed maximum administrative fee,

      o     the ability to allocate among various cash value strategies, and

      o life insurance products providing a guarantee that the cost of insurance will be no greater than the yearly renewable term rates provided by the reinsurers of the insurance policies, with changes in the cost of insurance resulting solely from changes in the policies' future experience factors.

      In addition to the marketing agreements, Legacy Marketing Group has entered into administrative agreements with each of the four insurance carriers. Under the terms of the administrative agreements, we provide clerical, administrative and accounting services with respect to the insurance policies. These services include billing, collecting and remitting premium for the policies. For providing these services, the insurance carriers pay us a fee per transaction, with the amount of the fee depending on the type of policy and type of service. Administrative services with respect to the insurance policies are performed at our headquarters in Petaluma, California and at our facilities in Rome, Georgia.

      Neither the marketing agreements nor the administrative agreements prevent us from entering into similar arrangements with other insurance companies. However, the marketing agreements with Transamerica and John Hancock prevent us from marketing products with other carriers which are substantially similar to those being offered under the respective marketing agreements. In addition, under the terms of the marketing agreements with American National, we are obligated to give American National the opportunity to participate in the marketing of any new products developed by us.

      The marketing and administrative agreements with American National expire November 15, 2002, but may be renewed by mutual agreement for successive one-year terms. The agreements may be terminated by either party upon 180 days notice without cause, and may be terminated by either party immediately for cause. We are in the process of re-negotiating the marketing and administrative agreements with American National. The marketing and administrative agreements with Transamerica and John Hancock do not have fixed terms but may be terminated by either party upon twelve months notice without cause, and may be terminated by either party immediately for cause.

      The marketing and administrative agreements with John Hancock were entered into in January 2001, and we began marketing and administering products during the fourth quarter of 2001.

      In December 2001, Legacy Marketing Group began phasing out the marketing of IL Annuity products. The phaseout was completed during the first quarter of 2002. Legacy Marketing Group continues to administer IL Annuity products.

      In June 2002, Legacy Marketing Group entered into marketing and administrative services agreements with Investors Insurance Corporation, an unaffiliated insurance carrier. Under these agreements, Legacy Marketing Group will sell and administer annuity products on behalf of Investors Insurance Corporation. Legacy Marketing Group has an option to buy Investors Insurance Corporation within the next five years. Sales on behalf of Investors Insurance Corporation began in June 2002.

      Through our wholly-owned broker-dealer subsidiary, Legacy Financial Services, Inc., we sell variable annuity and life insurance products, mutual funds, and debt and equity securities. Legacy Financial Services has entered into sales agreements with investment companies that give it the non-exclusive right to sell investment products on behalf of those companies. Sales of investment products are conducted through Legacy Financial Services' network of independent registered representatives (who we refer to as "Representatives"). Under the sales agreements, we are compensated based upon predetermined percentages of production. The agreements may be terminated by either party upon thirty days written notice. During 2001 and the six months ended June 30, 2002, Legacy Financial Services accounted for approximately 4% of our consolidated revenues.

      Legacy Financial Services is registered as a broker-dealer with, and is subject to regulation by, the SEC, NASD, and Municipal Securities Rulemaking Board. As a result of federal and state broker-dealer registration and self-regulatory organization memberships, Legacy Financial Services is subject to regulation that covers many aspects of its securities business. This regulation covers matters such as capital requirements, recordkeeping and reporting requirements, and employee-related matters, including qualification and licensing of supervisory and sales personnel. Also, these regulations include supervisory and organizational procedures intended to ensure compliance with securities laws and prevent improper trading on material nonpublic information. Rules of the self-regulatory organizations are designed to promote high standards of commercial honor and just and equitable principles of trade. A particular focus of the applicable regulations concerns the relationship between broker-dealers and their customers. As a result, many aspects of the broker-dealer customer relationship are subject to regulation, including "suitability" determinations as to customer transactions, limitations in the amounts that may be charged to customers, and correspondence with customers.

      During 2000, we invested in prospectdigital, LLC, which is developing an Internet-based customer relationship management product. In January 2002, we purchased all the remaining outstanding capital of prospectdigital. Prospectdigital has generated nominal revenues to date.

                                  THE OFFERING

Securities Being Offered    Stock  options  to  purchase  20,000,000  shares  of
                            Series A Common Stock. 20,000,000 shares of Series A
                            Common Stock with no par value.

Offering Price              The offering  price of the stock  options and shares
                            will be determined by the committees that administer the stock option and award plans.

Terms of Offering           Stock  options will be issued under the terms of our
                            stock   option  and  award  plans  for  no  monetary
                            consideration.

                            Shares of Series A Common Stock will be issued:

                            o Upon the exercise of stock options granted under the terms of our Amended and Restated Producer Stock Award and Option Plan.

                            o Upon awards of shares of Series A Common Stock granted under the terms of our Amended and Restated Producer Stock Award and Option Plan.

                            o Upon the exercise of stock options granted under the terms of our Amended and Restated 1998 Stock Option Plan.

Capital Structure           As of June 30, 2002, there were 24,476,000 shares of
                            our Series A Common Stock and 569,000 shares of our Series B Common Stock issued and outstanding.

Voting Rights               o  Each share of Series A and Series B Common  Stock
                               is entitled to one vote on all matters submitted to a vote of shareholders.

                            o Holders of shares of Series A and Series B Common Stock vote together as a single class on all matters submitted to a vote of our shareholders except those matters that affect the holders of one series in a different manner than the other series.

                            o A majority of shares of Series A and Series B Common Stock eligible to vote at a meeting constitutes a quorum for voting purposes.

                            o Under Section 708 of the California Corporations Code, in the election of individuals to our Board of Directors, each shareholder may cumulate his votes and give any one candidate a number of votes to which the shareholder's shares are entitled, or may distribute his votes among as many candidates as the shareholder wishes. However, no shareholder may cumulate his votes unless the candidates' names have been placed in nomination prior to the voting and at least one shareholder has given notice at the meeting prior to the voting of his intent to cumulate votes.

Use of Proceeds             The  proceeds  from this  offering  will be used for
                            general corporate purposes.

Dividend Policy             To  date,  we have not  paid  any  dividends  on our
                            Series  A or  Series  B  Common  Stock.  We  do  not
                            anticipate   paying   dividends   on   any   of  our
                            outstanding common stock in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

      This prospectus, including the sections titled "Prospectus Summary," "Risk Factors," and "Our Company," contains forward-looking statements. These statements relate to future events concerning our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continued," or the negative of these terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors."

                                  RISK FACTORS

      Investment in our company is subject to certain risks. Prospective investors should carefully consider, together with the information contained elsewhere in this prospectus, the following factors:

   We have experienced losses in recent years.

      We incurred net losses of $348,000 and $800,000 for the year ended December 31, 2001 and six months ended June 30, 2002. We intend to continue to invest in marketing, operations, technology, and product development. As a result, we will need to generate increases in revenue and reduce our operating costs to achieve profitability. See "Important Information Incorporated into this Prospectus" and our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which is incorporated by reference into this prospectus.

   The absence of a public market for our common stock may limit liquidity and affect the price of the shares.

      There is currently no active public market for the shares of our common stock. Unless and until a market for the shares of our common stock develops, owners of our shares may not be able to quickly liquidate their investment. This lack of an active market may significantly limit the ability of owners to sell our shares and could adversely affect the price of our shares.

   Our  performance  will  depend on the  continued  growth of Legacy  Marketing
   Group.

      Our growth is, and for the foreseeable future will continue to be, dependent on Legacy Marketing Group's ability to design, market and administer fixed annuity and life insurance products. The ability of Legacy Marketing Group to successfully perform these services could be affected by many factors, including:

      o The ability of Legacy Marketing Group to recruit, train, and motivate Producers.

      o The degree of market acceptance of the products marketed on behalf of our insurance carriers.

      o The relationship between Legacy Marketing Group and our insurance carriers.

      o     The failure of Legacy Marketing Group to comply with federal,  state
            and  other  regulatory   requirements  applicable  to  the  sale  or
            administration of insurance products.

      o Competition from other financial services companies in the sale and administration of insurance products.

   Our future growth depends on the timing and success of our sales efforts.

      A large percentage of our revenue is derived from sales of fixed annuities. The historical crediting rates of fixed annuities are directly affected by financial market conditions. Changes in market conditions can affect demand for these annuities. Our future success depends on our ability to introduce and market new products and services that are financially attractive and address our customers' changing demands. We may experience difficulties that delay or prevent the successful design, development, introduction, marketing, or administration of our products and services. These delays may cause customers to forego purchases of our products and services and instead purchase those of our competitors. The failure to be successful in our sales efforts could have a material adverse effect on our operating results, financial condition and prospects.

   We depend on a limited number of sources for our products.

      As of December 31, 2001, Legacy Marketing Group had entered into marketing agreements and administrative services agreements with four insurance carriers:
American National, IL Annuity, Transamerica, and John Hancock. During 2001, 6%, 21%, and 69% of our total consolidated revenue resulted from agreements with American National, IL Annuity, and Transamerica. During the six months ended June 30, 2002, 13%, 13%, and 62% of our total consolidated revenue resulted from agreements with American National, IL Annuity, and Transamerica.

      In December 2001, Legacy Marketing Group began phasing out the marketing of IL Annuity products. The phaseout was completed during the first quarter of 2002. Legacy Marketing Group continues to administer IL Annuity products.

      In June 2002, Legacy Marketing Group entered into marketing and administrative services agreements with Investors Insurance Corporation, an unaffiliated insurance carrier. Under these agreements, Legacy Marketing Group will sell and administer annuity products on behalf of Investors Insurance Corporation. Legacy Marketing Group has an option to buy Investors Insurance Corporation within the next five years. Sales on behalf of Investors Insurance Corporation began in June 2002.

      The agreements with American National expire on November 15, 2002, but may be renewed by mutual agreement for successive one-year terms. These agreements may be terminated by either party upon 180 days notice without cause, and may be terminated by either party immediately for cause. The agreements with Transamerica and John Hancock do not have fixed terms but may be terminated by either party upon twelve months notice without cause, and may be terminated by either party with cause.

      Any interruption, deterioration, or termination of the relationship with any of our insurance carriers could be disruptive to our business and harm our results of operations and financial condition.

   We may be unable to effectively fund our working capital requirements.

      If our cash inflows and existing cash and investments, including the net proceeds generated by this offering, becomes insufficient to support future operating requirements or the redemption of our common stock, we will need to obtain additional funding either by raising additional debt or issuing equity to the public or private capital markets. There can be no assurance that such additional funding will be available on terms suitable for us. Our failure to obtain additional funding when needed could have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, the ownership percentage of our then-current shareholders would be reduced. Furthermore, any equity securities issued in the future may have rights, preferences, or privileges senior to that of our existing common stock.

   Intense and increasing competition in financial services could harm our business.

      The life insurance and annuity business is rapidly evolving and intensely competitive. We compete with a number of other companies, many of which have significantly longer operating histories, greater name recognition, larger customer bases, and significantly greater financial, technical, and marketing resources than we do. Our competitors may respond more quickly than us to new or emerging products and changes in customer requirements. There can be no assurance that we will be able to compete successfully. In addition, our business model relies on independent insurance producers to effectively market our products competitively. Maintaining relationships with these producers requires introducing new products to the market in an efficient and timely manner, offering competitive commission schedules, and providing superior marketing, training, and support. Due to competition among insurance companies and insurance marketing organizations for successful producers, there can be no assurance that we will be able to retain some or all of our top Producers.

   Our Board of Directors will have broad discretion with respect to the use of the anticipated net proceeds of this offering.

      The anticipated net proceeds of this offering have not been designated for specific uses. We intend to use the net proceeds of this offering to generally promote the success of our business. We are not required to allocate the net proceeds of this offering to any particular purpose. Therefore, our Board of Directors will have broad discretion with respect to the use of the anticipated net proceeds of this offering.

   We may be adversely affected if we fail to attract and retain key personnel.

      Our success depends largely on the skills, experience and performance of certain key members of our management. We have no agreements with these key members of our management requiring them to maintain their employment with us. If we lose one or more of these key employees, particularly Lynda L. Regan, Chairman of the Board and Chief Executive Officer, or R. Preston Pitts, President, Chief Operating Officer, and Secretary, our business, operating results, and financial condition could be materially adversely affected.
Although we maintain and are the beneficiary of key person life insurance policies on the lives of Lynda L. Regan and R. Preston Pitts, we do not believe the proceeds would be adequate to compensate us for their loss.

      Our success also depends on our continued ability to attract, retain, and motivate highly skilled employees. Competition for employees in our industry is intense, particularly for personnel with training and experience. We may be unable to retain our key employees or to attract, assimilate, or retain other highly qualified employees in the future.

   Our principal shareholder could control shareholder votes and our management and affairs.

      Lynda L. Regan, Chairman of the Board and Chief Executive Officer, owns approximately 47% of the outstanding shares of Series A Common Stock. Through her stock ownership, role on the Board of Directors and management position, Ms. Regan will continue to have significant control over all matters submitted to the shareholders for approval (including the election of members to our Board of Directors and removal of members of the Board of Directors, adopting amendments to our bylaws or articles of incorporation, and any merger, consolidation, or sale of all or substantially all of our assets). Accordingly, the concentration of ownership may delay, defer, or prevent a change in control or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company. This could, in turn, have an adverse effect on our business, financial condition, and results of operations.

   The ability to issue new preferred stock could adversely affect existing shareholders.

      We may issue shares of preferred stock from time to time in one or more series. The Board of Directors is authorized by our articles of incorporation to determine the voting, dividend, redemption and liquidation preferences and limitations pertaining to each series. The voting and other rights of newly issued preferred stock could adversely affect the voting power of the holders of our common stock and could have certain antitakeover effects. The ability of the Board of Directors to issue preferred stock without shareholder approval could have the effect of delaying, deferring, or preventing a change in control of our company or the removal of existing management. We currently have no plans to issue any preferred stock in the foreseeable future. The Board of Directors may make any determination to issue these shares based on their judgment as to our best interests and those of our shareholders, subject to certain limitations. See "Description of Our Capital Stock" beginning on page 18.

   Our obligation to repurchase stock could have an adverse effect on working capital.

      We are obligated to redeem 3,938,000 shares of Series A Common Stock and all of the shares of Series B Common Stock outstanding at the option of the holders of such shares. The price per share is based on the estimated fair market value of the stock on the redemption date. The redemption of all of these shares at one time or over a short period of time could have a material adverse effect on our cash position. See "Description of Our Capital Stock" beginning on page 18.

   We may face increased governmental regulation and legal uncertainties.

      As a result of being licensed as an insurance agency, Legacy Marketing Group's business practices are subject to regulation, including its sales practices and fiduciary responsibilities. As a result of being licensed as a third party administrator, Legacy Marketing Group is subject to regulation regarding the administration of policies and other fiduciary duties.

      Increased national attention on the insurance industry has resulted in examination by the National Association of Insurance Commissioners and state insurance departments of existing laws and regulations affecting insurance companies, especially those laws and regulations involving insurance company solvency, fair and ethical marketing practices, and investment policies. Although we are not an insurance company, changes in the regulatory environment that affect our insurance carriers can impact our operations and the products we offer.

      Legacy Financial Services is registered as a broker-dealer with, and is subject to regulation by, the SEC, NASD, and Municipal Securities Rulemaking Board. This regulation covers matters such as capital requirements, recordkeeping and reporting requirements, and employee-related matters, including qualification and licensing of supervisory and sales personnel. Any proceeding alleging violation of, or noncompliance with, laws and regulations applicable to us or our subsidiaries could have a material adverse effect upon our business, financial condition, results of operations, and business prospects. In addition, changes in federal legislation, state legislation, court decisions and administrative policies could significantly and adversely affect the insurance industry generally and our business in particular.

   We operate in an industry in which there is significant risk of litigation.

      As a professional services firm primarily engaged in marketing and administering life insurance and annuity products, we encounter litigation in the normal course of business. Although it is difficult to predict the ultimate outcome of these cases, management believes, based on discussions with legal counsel, that the ultimate disposition of these claims will not have a material adverse effect on our financial condition, cash flows or results of operations. In addition, companies in the life insurance industry have been subject to substantial claims involving sales practices, agent misconduct, failure to properly supervise agents, and other matters in connection with sale of life insurance, annuities, and other investment products. Increasingly, these lawsuits have resulted in the award of substantial judgments, including material amounts of punitive damages that are disproportionate to the actual damages. In some states juries have substantial discretion in awarding punitive damages that creates the potential for material adverse judgments in litigation. If any similar lawsuit or other litigation is brought against us, such proceedings may have a materially adverse effect on our business, financial condition, or results of operations.

   Changes in tax laws could adversely affect the marketability of certain of our products.

      Under the Internal Revenue Code of 1986, as amended, income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give some of our products a competitive advantage over other noninsurance products. If the tax code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, our business could be adversely impacted. In addition, some products that we sell receive favorable estate tax treatment under the tax code. If the tax code is revised to change existing estate tax laws, our business could be adversely affected. We cannot predict the future tax initiatives that the President or Congress may propose that may affect us.

                                 USE OF PROCEEDS

      The primary purpose of this offering is not to provide proceeds for Regan Holding Corp. for a particular purpose but to provide incentives for Producers, Representatives, members of our Board of Directors and employees to generally promote the success of our business. The net proceeds that become available to us from the issuance of shares upon the exercise of stock options will be added to our general funds and are intended primarily for increasing sales and overall company performance.

                         DETERMINATION OF OFFERING PRICE

      The stock option exercise prices will generally be equal to the estimated fair market value of the underlying common stock on the grant date. The fair market value is estimated by management and discounted for lack of marketability and for lack of control. The exercise prices for incentive stock options granted to employees who own 10% or more of our common stock are equal to 110% of the fair market value of the common stock on the stock option grant date.
Management's estimate is derived from a third-party independent valuation performed semiannually. The stock option and award plans are administered by committees which are appointed by the Board of Directors. Stock options granted under the plans are granted for no monetary consideration.

                 DESCRIPTION OF OUR STOCK OPTION AND AWARD PLANS

General

      The following is a description of the material terms and provisions relating to our stock option and award plans. Because it is a summary, the following description is not complete and is subject to and qualified in its entirety by reference to our articles of incorporation, and our bylaws, as amended and restated. Our articles of incorporation and our bylaws are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

      In addition, there is also a general discussion of certain potential material U.S. federal income tax aspects of the receipt of a stock award or the receipt and exercise of options under Regan Holding Corp.'s stock option and award plans. It does not take into account the particular facts and circumstances of each grantee. As a result, the income tax consequences may not apply to each grantee. Accordingly, each grantee should consult his tax advisor regarding the specific tax consequences of the receipt of an award of shares, or the receipt and exercise of options under our stock option and award plans, including but not limited to, the application and effect of federal, state, local, and other tax laws and the possible effects of changes in such laws.

      The Board of Directors has adopted the Regan Holding Corp. Amended and Restated Producer Stock Award and Option Plan (the "Producer Plan") and the Amended and Restated 1998 Stock Option Plan (the "Employee Plan"). The purposes of the Producer Plan are to provide an incentive to Legacy Marketing Group Producers and Legacy Financial Services Representatives who market products on our behalf, and to align the interest of these individuals with those of our shareholders. The purposes of the Employee Plan are to provide an incentive to members of our Board of Directors and employees of our subsidiaries, increase their interest in our welfare, and aid in attracting and retaining employees and Board members of outstanding ability.

Participation/Types of Awards

      The Employee Plan provides for grants of stock options to purchase shares of our Series A Common Stock to Board members and employees of our subsidiaries. The types of grants are incentive stock options and non-qualified stock options. The difference between these types of options are discussed later in this section under the heading "Federal Income Tax Aspects of the Plans to Stock Option Holders." Non-employee members of the Board of Directors may only be granted non-qualified stock options under the Employee Plan.

      The Producer Plan provides for grants of non-qualified stock options and awards of our Series A Common Stock to Legacy Marketing Group Producers and Legacy Financial Services Representatives. Incentive stock options may not be granted under the Producer Plan.

Administration

      The Producer and Employee Plans are each administered by one or more committees. The members of these committees consist of Lynda L. Regan, R. Preston Pitts, and G. Steven Taylor, each an officer of Regan Holding Corp. In addition, a special committee consisting of non-employee Board members, each of whom is a "disinterested person" under Rule 16b-3 of the Exchange Act, administers the Employee Plan. The committees have authority to:

      o Determine eligibility of Producers, Representatives, employees, and Board members to participate in the respective stock option and award plans.

      o Grant stock options and awards of common stock under the respective stock option and award plans.

      o Determine whether the stock options granted under the Employee Plan will be non-qualified stock options or incentive stock options.

      o     Interpret the respective stock option and award plans.

      o Prescribe, amend, and rescind rules and regulations relating to the respective stock option and award plans.

      o Determine the terms and provisions of written agreements evidencing the granting of stock options under either of the respective stock option and award plans or the granting of awards of common stock under the Producer Plans.

      Any controversy or claim related to one of the Plans will be determined by the respective committee. Any determination, decision, or action of a committee in connection with the construction, interpretation, administration, implementation, or maintenance of the respective Plan shall be final, conclusive, and binding upon all persons to whom a stock option or award is granted and all persons claiming under or through any grantee.

Term and Termination

      Each of the Plans became effective on January 1, 1998 and is of indefinite duration. The Board of Directors may, at any time, alter, amend, suspend, discontinue, or terminate either of the Plans, provided that this action does not adversely affect the right of any holder of a stock option or stock award previously granted under either of the Plans, and provided that certain amendments to the Employee Plan are subject to the approval of our shareholders. If we were to suspend either Plan for any amount of time, the registration statement of which this prospectus is a part would cease to be effective with respect to the securities covered by the suspended Plan. In addition, we would not be able to continue to offer the securities covered by the suspended Plan as described in this prospectus unless we filed a new registration statement covering those securities. We currently do not intend to suspend either of the Plans.

Shares Subject to the Plan

      The total number of shares of Series A Common Stock underlying stock options to be granted under the Employee Plan may not exceed 8.5 million and the total number of shares of Series A Common Stock underlying stock options or stock awards to be granted under the Producer Plan may not exceed 12.5 million. Although the Employee Plan and the Producer Plan permit us to issue a total of 21,000,000 shares of Series A Common Stock, we are only registering 20,000,000 shares of Series A Common Stock with this registration statement at this time. As of June 30, 2002, there were 6.4 million options outstanding under the Employee Plan and 9.7 million options outstanding under the Producer Plan. In the event of any change in capitalization affecting our common stock, the Board of Directors will authorize and make proportionate adjustments to the stock options, if any, as the Board of Directors deems appropriate.

      During the effectiveness of this offering, stock options granted under the Plans to officers, Board members, and direct or indirect beneficial owners of more than ten percent of our equity securities will not exceed twenty percent of the issued and outstanding shares of our equity securities on the date the stock options are granted.

Payment of Exercise Price

      The purchase price for common stock underlying an option is payable upon exercise of a stock option in cash, check, bank draft, postal or express money order, or at the discretion of the respective committee, in shares of common stock.

Termination of Producer/Representative/Employment/Board Member Status

   Producer Plan

      Under the terms of the Producer Plan, if a grantee's status as a Producer is terminated for any reason, all unvested options held by the grantee on the termination date shall expire immediately, provided that the termination shall not affect the grantee's rights with respect to the exercise of any options which have vested as of the date of the termination.

   Employee Plan

      Under the terms of the Employee Plan, if a grantee is an officer or Board member and the grantee's employment with us or status as an officer or Board member is terminated as a result of retirement at or after age 62, by reason of disability (as defined in the Employee Plan), or death, all stock options held by the grantee on the date of termination will immediately vest and become fully exercisable provided that the stock options are exercised by the earlier of six months after the date of termination or the date the stock options would otherwise expire. Options that are not exercised during the six-month period immediately following the date of termination will be forfeited.

      If a grantee is not an officer or Board member, and the grantee's employment with us is terminated as a result of retirement at or after age 62, by reason of disability (as defined in the Plan), or death, all stock options held by the grantee that were exercisable on the date of termination will be exercisable by the earlier of six months after the date of termination, or the date the stock option would otherwise expire. Options that are not exercised during the six-month period immediately following the date of termination will be forfeited.

      If a grantee's employment with us or status as an officer or Board member is terminated for cause (as defined in the Employee Plan), all unexercised stock options held by the grantee on the date of the termination will be forfeited.

      If the grantee's employment with us or status as an officer or Board member is voluntarily terminated other than as a result of retirement at or after age 62, all unexercised stock options held by the grantee on the date of the termination will be exercisable to the extent they were exercisable on the date of the termination, provided that they are exercised by the earlier of thirty days after the date of termination or the date the options would otherwise expire. Options that are not exercised during the thirty-day period immediately following the date of the termination will be forfeited.

      If a grantee's employment with us or the status as an officer or Board member is terminated for any reason other than as previously described, only those stock options that were vested and fully exercisable at the time of termination may be exercised provided that the options are exercised by the earlier of three months after the date of termination, or the date the option would otherwise expire. Options that are not exercised during the three-month period immediately following the date of termination will be forfeited. Any of these provisions may be altered by the respective committee provided that the altered terms are reflected in the applicable option agreement.

Grant Information

      The Employee Plan limits the number of shares of common stock that may be subject to incentive stock options granted to any individual, and also limits that amount of incentive stock options which become exercisable for the first time during a calendar year.

      At the time of grant, if the fair market value of common stock subject to incentive stock options that become exercisable for the first time during a calendar year exceeds $100,000, the shares of common stock in excess of this amount will be treated as non-qualified stock options.

      The committees that administer the stock option and award plans, in their sole discretion, shall determine whether the stock options become exercisable in one or more installments, specify the installment dates, and determine the total period during which the options become exercisable.

Federal Income Tax Aspects of the Plans to Stock Option Holders

   General

      Except for incentive stock options granted to employees owning more than 10% of the voting power of all classes of stock of Regan Holding Corp. or its subsidiaries, all incentive stock options must be granted within 10 years after adoption of the stock option plan and all incentive stock options must be exercised within 10 years after the date of the grant. Further, except in the case of the optionee's death or disability, from the date of the grant of the incentive stock option until 3 months prior to the exercise of the incentive stock option, the recipient must be an employee of Regan Holding Corp. or its successor. In the event that any of the conditions in the preceding two sentences is not met, the options will be treated as non-qualified stock options rather than incentive stock options.

   Grant

      Generally, there are no federal income tax consequences to the holder of a stock option solely by reason of the grant of an incentive stock option or a non-qualified stock option under either of the Plans, provided that, in the case of a non-qualified stock option, the option does not have a readily ascertainable fair market value at the date of grant.

      If an incentive stock option is granted to an individual who owns more than 10% of the voting power of all classes of stock of Regan Holding Corp. or any of its subsidiaries, the exercise price must be equal to 110% of the fair market value of the stock on the date of the grant. Further, these incentive stock options must be exercised within 5 years after the date of grant.

   Exercise

      An employee exercising incentive stock options under the Employee Plan will receive the following federal income tax treatment related to incentive stock options, provided that the employee remains employed by us from the time that the incentive stock options are granted until three months before the incentive stock options are exercised.

      The exercise of an incentive stock option is not a taxable event for regular federal income tax purposes. However, an exercise may give rise to an alternative minimum tax liability.

      Upon the exercise of a non-qualified stock option, the holder of the option will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock at the time of exercise over the amount paid as the exercise price. The ordinary income recognized in connection with the exercise of a non-qualified stock option will be subject to both wage and employment tax withholding.

      The holder's tax basis in the stock acquired by exercising an option will be the amount paid upon exercise plus, in the case of a non-qualified stock option, the amount of ordinary income recognized by the option holder upon exercise.

   Qualifying Disposition of Incentive Stock Options

      If an option holder disposes of stock acquired upon exercise of an incentive stock option in a taxable transaction, and this disposition occurs more than two years from the date on which the option is granted and more than one year after the date on which the stock is transferred to the option holder, the option holder will recognize long-term capital gain or loss equal to the difference between the amount realized upon disposition and the option holder's adjusted basis in the stock (generally the option exercise price).

   Disqualifying Disposition of Incentive Stock Options

      If an option holder disposes of stock acquired upon exercise of an incentive stock option (other than in certain tax-free transactions) within two years from the date on which the incentive stock option is granted or within one year after the transfer of the stock to the option holder, then at the time of disposition the option holder will generally recognize ordinary income equal to the lesser of (a) the excess of the stocks' fair market value on the date of exercise over the exercise price paid by the option holder or (b) the option holder's actual gain (i.e. the excess, if any, of the amount realized on the disposition over the exercise price paid by the option holder).

      If the amount realized on a taxable disposition of the stock obtained by exercising an incentive stock option exceeds the fair market value of the stock on the date of the exercise, then the option holder will recognize a capital gain in the amount of such excess. If the option holder incurs a loss on the disposition (i.e. if the amount realized is less than the exercise price paid by the option holder), then the loss will be a capital loss. The capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year from the date the stock was transferred to the option holder.

   Disposition of Non-Qualified Options

      If an option holder disposes of stock acquired upon exercise of a non-qualified stock option in a taxable transaction, the option holder will recognize capital gain or loss in an amount equal to the difference between the option holder's basis (as discussed above) in the stock sold and the amount realized upon disposition. Any such capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year from the date the stock was transferred to the option holder.

   Alternative Minimum Tax

      The exercise of incentive stock options (but not non-qualified stock options) will generally result in an upward adjustment to the option holder's alternative minimum taxable income in the year of exercise by an amount equal to the excess, if any, of the fair market value of the stock on the date of exercise over the exercise price. The basis of the stock acquired, for alternative minimum tax purposes, will equal the exercise price increased by the upward adjustment of the taxpayer's alternative minimum taxable income as a result of the exercise of the incentive stock option. This will result in a corresponding downward adjustment to the option holder's alternative minimum taxable income in the year of the stock disposition.

Federal Income Tax Aspects of the Plans to Stock Award Recipients

   Grant

      Upon the grant of a stock award, the recipient will generally recognize ordinary income in an amount equal to the fair market value of stock received. The recipient's tax basis in the stock acquired will be equal to the amount of ordinary income recognized by the recipient upon the grant.

   Disposition

      If the recipient of a stock award disposes of stock acquired in a taxable transaction, the recipient of the award will recognize capital gain or loss in an amount equal to the difference between the recipient's basis in the stock sold and the amount realized upon disposition. Any capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year from the date the stock was awarded.

Federal Income Tax Consequences to Regan Holding Corp.

      There are no federal income tax consequences to us for granting incentive or non-qualified stock options, or by the exercise of incentive stock options, except for disqualifying dispositions.

      At the time the option holder recognizes ordinary income from the exercise of a non-qualified stock option, or a stock award recipient recognizes ordinary income upon the receipt of the stock, we will be entitled to a federal income tax deduction in the amount of the ordinary income recognized. However, we must satisfy our withholding obligations described below.

      To the extent the option holder recognizes ordinary income by reason of a disqualifying disposition of stock acquired upon exercise of incentive stock options, we will be entitled to a corresponding deduction in the year in which the disqualifying disposition occurs.

      We will be required to report any ordinary income recognized by a grantee to the IRS and withhold income and employment taxes (as appropriate, for employees only) for the exercise of a non-qualified stock option, by a disqualifying disposition of an incentive stock option, or by the receipt of a stock award.

                              PLAN OF DISTRIBUTION

      The stock options and common stock being offered here may be granted or sold under the terms of the Producer or Employee Plans either (i) by employees of ours who have other duties in connection with our business in those jurisdictions where authorized to do so, or (ii) through our wholly-owned broker-dealer subsidiary, Legacy Financial Services, Inc. Neither our employees nor Legacy Financial Services will receive a commission or other compensation in connection with this offering. Regan Holding Corp. anticipates that the majority of the stock options and shares of common stock will be offered through our employees.

      The primary purpose of this offering is not to provide proceeds to Regan Holding Corp. for a particular purpose but to provide incentives for Producers, Representatives, Board Members and employees to generally promote the success of our business. The stock options are awarded for no monetary consideration. The stock option exercise prices will generally be equal to the estimated fair market value of the underlying common stock on the grant date. The stock option and award plans are administered by committees which are appointed by the Board of Directors. The amount of the expenses of distribution is estimated to be $78,000 and will be borne entirely by Regan Holding Corp.

      Pursuant to a written agreement between Legacy Financial Services, Inc. and us we have (i) appointed Legacy Financial Services, Inc. to act as a broker-dealer on our behalf in the distribution of this offering, (ii) agreed to indemnify Legacy Financial Services, Inc. against certain liabilities, including liabilities under the Securities Act of 1933, and (iii) agreed to reimburse Legacy Financial Services, Inc. for reasonable fees and disbursements related to the distribution of this offering in an amount not to exceed $10,000.

                        DESCRIPTION OF OUR CAPITAL STOCK

Capital Structure

      Our total authorized capital stock consists of 100,000,000 shares of common stock, which is divided into one or more series, and 100,000,000 shares of preferred stock. There are currently two series of common stock authorized:

      o Series A Common Stock of which 45,000,000 shares are authorized for issuance and 24,476,000 were issued and outstanding as of June 30, 2002 and

      o Series B Common Stock of which 615,000 are authorized for issuance and 569,000 shares were issued and outstanding as of June 30, 2002.

      o The balance of our total authorized capital stock is not authorized for issuance.

      o All of the issued and outstanding shares of Series A Common Stock and Series B Common Stock are fully paid and non-assessable.

      o Shareholders do not have pre-emptive rights to purchase additional shares of common stock.

      o There are no shares of preferred stock currently outstanding, and we will not offer preferred stock unless its issuance is approved by a majority of our independent, disinterested members of the Board of Directors. These members of the Board of Directors do not have an interest in the transaction and have access, at our expense, to our counsel or to our independent legal counsel.

Voting Rights

      o Each share of Series A and Series B Common Stock is entitled to one vote on all matters submitted to a vote of shareholders.

      o Holders of shares of Series A and Series B Common Stock vote together as a single class on all matters submitted to a vote of our shareholders except those matters that affect the holders of one series in a different manner than the other series.

      o A majority of shares of Series A and Series B Common Stock eligible to vote at a meeting constitutes a quorum for voting purposes.

      o Under Section 708 of the California Corporations Code, in the election of individuals to our Board of Directors, each shareholder may cumulate his votes and give any one candidate a number of votes to which the shareholder's shares are entitled, or may distribute his votes among as many candidates as the shareholder wishes. However, no shareholder may cumulate his votes unless the candidates' names have been placed in nomination prior to the voting and at least one shareholder has given notice at the meeting prior to the voting of his intent to cumulate votes.

Distributions of Common Stock

      Holders of Series A Common Stock and Series B Common Stock are entitled to receive distributions out of any funds legally available. The distributions are payable pro rata based on the total number of shares of each series held to the total number of shares of outstanding common stock. No distribution may be made to the holders of any series of common stock unless the distribution is also made on a pro rata basis to the holders of each other series of outstanding common stock.

Issuances of Preferred and Common Stock

      The Board of Directors may, without further action by our shareholders, issue shares of preferred stock or issue additional series of common stock. However, the Board of Directors has no current intention to do so.

Redeemable Common Stock

      Prior to December 31, 1992, we issued 5,935,000 shares of Series A Redeemable Common Stock at prices ranging from $1.00 to $2.25 per share. This stock was issued in accordance with the terms of the 701

Asset Accumulator Program (the "701 Plan") between us, our Producers and employees, and the Confidential Private Placement Memorandum and Subscription Agreement (the "Subscription Agreement") between Regan Holding Corp. and certain accredited investors. Under the terms of the 701 Plan and the Subscription Agreement, the Series A Redeemable Common Stock may be redeemed at the option of the holder after being held for two consecutive years, at a redemption price based on current market value, subject to our ability to make such purchases under applicable corporate law. In connection with a merger in 1991 between us and LifeSurance Corporation, 615,000 shares of Series B Redeemable Common Stock were authorized and issued in exchange for all of the outstanding stock of LifeSurance Corporation. Under the merger agreement, the Series B Redeemable Common Stock may be redeemed by the holder in quantities of up to 10% per year, at a redemption price based on current market value, provided that the redemption is in accordance with applicable corporate law. As of June 30, 2002, 3,938,000 shares of Series A Redeemable Common Stock and 569,000 shares of Series B Redeemable Common Stock remained outstanding.

Transfer Agent

      Computershare Investor Services LLC is the transfer agent and registrar for our shares of common stock.

               MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

      There is no established public trading market for any of our stock. As of September 30, 2002, our Series A Common Stock was held by 1,000 shareholders of record and Series B Common Stock was held by 10,000 shareholders of record.

      The Board of Directors may, at its sole discretion, declare and pay dividends on our common stock, subject to capital and solvency restrictions under California law. Our ability to pay dividends is dependent on the ability of our subsidiaries to pay dividends or make other distributions. To date, we have not paid any dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      All future transactions with affiliates will be made or entered into on terms that are no less favorable to us than those that can be obtained from an unaffiliated third party. All future transactions with affiliates and forgiveness by us of any affiliate's indebtedness must be approved by a majority of the independent, disinterested members of our Board of Directors, who do not have an interest in the transaction and who have access, at our expense, to our counsel or independent counsel.

                                  LEGAL MATTERS

      The validity of the stock options and the shares of common stock offered will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations.

                                     EXPERTS

      The consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

      This prospectus, which is part of the registration statement, does not contain all the information contained in the registration statement or in the exhibits to the registration statement. For further information with respect to our company and to our common stock, you should review the registration statement and the exhibits. We also file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the SEC located at 233 Broadway, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

             IMPORTANT INFORMATION INCORPORATED INTO THIS PROSPECTUS

      The SEC allows us to "incorporate by reference" certain information that we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below until we sell all of the securities covered by this prospectus:

      o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

      o Our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001.

      o     Our  Quarterly  Report on Form 10-Q for the period  ended  March 31,
            2002.

      o     Our  Quarterly  Report on Form 10-Q for the  period  ended  June 30,
            2002.

      o     Our Definitive Proxy Statement dated April 2, 2002.

      We have provided a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, our amended Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and our Quarterly Report on Form 10-Q for the period ended June 30, 2002 along with this prospectus. In addition, upon the request of any person to whom this prospectus is delivered, we will provide, at no cost, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of the filings containing any of this information by writing or telephoning us at the following address or telephone number:

                                G. Steven Taylor
                             Chief Financial Officer
                               Regan Holding Corp.
                               2090 Marina Avenue
                               Petaluma, CA 94954
                                  707-778-8638

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The estimated expenses in connection with the issuance and distribution of the shares of common stock being registered, all of which will be paid by Regan Holding Corp. (the "Company"), are as follows:

      Securities and Exchange Commission registration fee ....  $ 3,484.70*
      Legal fees and expenses ................................  $ 5,000.00**
      Accounting fees and expenses ...........................  $10,000.00**
      Printing, engraving, and postage expenses ..............  $50,000.00**
      Miscellaneous ..........................................  $10,000.00**
      Total ..................................................  $78,484.70**
       *    Previously paid at time of original registration.
      **    Estimated.

Item 15. Indemnification of Officers and Directors

   Article V, Section 8 of the Amended and Restated Bylaws of the Company provides:

      Indemnification of Corporate Agents: The Corporation shall indemnify each of its agents against expenses, judgments, fines, settlements and other amounts, actually and reasonably incurred by such person by reason of such person's having been made or having been threatened to be made a party to a proceeding by reason of the fact that the person is or was an agent of the Corporation, to the extent permitted by Section 317 of the California Corporations Code. The indemnification provided by this Section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled to under any other bylaw, agreement, vote of shareholders or disinterested Directors, or otherwise, to the extent such additional rights are authorized in the Articles of Incorporation and by applicable law.

   Section 317 of the California Corporations Code provides in pertinent part:

      (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

      (c) A corporation shall have power to indemnify any person who was in or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually or reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits and Financial Statement Schedules

 (a) Exhibits

      5              Opinion of LeBoeuf, Lamb, Green & MacRae, L.L.P.
      10(a)          Administrative Services Agreement effective January 1,
                     1991, as amended, between Allianz Life Insurance Company of
                     North America and the Company.(1)
      10(b)(1)       Marketing Agreement effective June 1, 1993, as amended,
                     between American National Insurance Company and the
                     Company.(1)
      10(b)(2)       Amendment Three to Marketing Agreement with American
                     National Insurance
                     Company.(2)
      10(b)(3)       Amendment Four to Marketing Agreement with American National Insurance
                     Company.(2)
      10(b)(4)       Amendment Five to Marketing Agreement with American National Insurance
                     Company.(3)

------------
(1) Incorporated herein by reference to the Company's quarterly Form 10-Q for the three months and nine months ended September 30, 1996.

(2) Incorporated herein by reference to the Company's quarterly Form 10-Q for the three months and six months ended June 30, 1998.

(3) Incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 1998.

      10(b)(5)         Amendment Six to Marketing Agreement with American National Insurance Company (5)
      10(b)(6)         Amendment Seven to Marketing Agreement with American National Insurance Company.(2)
      10(b)(7)         Amendment Eight to Marketing Agreement with American National Insurance Company.(3)
      10(b)(8)         Amendment Nine to Marketing Agreement with American National Insurance Company.(3)
      10(b)(9)         Amendment Ten to Marketing Agreement with American National Insurance Company.(4)
      10(b)(10)        Amendment Eleven to Marketing Agreement with American National Insurance Company.(9)
      10(b)(11)        Amendment Twelve to Marketing Agreement with American National Insurance Company.(9)
      10(b)(12)        Amendment Thirteen to Marketing Agreement with American National Insurance Company. (10)
      10(b)(13)        Amendment Fourteen to Marketing Agreement with American National Insurance Company. (11)
      10(b)(14)        Amendment Sixteen to Marketing Agreement with American National Insurance Company. (12)
      10(b)(15)        Amendment Seventeen to Marketing Agreement with American National Insurance Company. (13)
      10(b)(16)        Amendment Eighteen to Marketing Agreement with American National Insurance Company. (13)
      10(b)(17)        Amendment Nineteen to Marketing Agreement with American National Insurance Company. (14)
      10(b)(18)        Amendment Twenty to Marketing Agreement with American National Insurance Company. (15)
      10(b)(19)        Amendment Twenty One to Marketing Agreement with American National Insurance Company. (16)
      10(b)(20)        Amendment Twenty Two to Marketing Agreement with American National Insurance Company. (17)
      10(b)(21)        Amendment Twenty Three to Marketing Agreement with American National Insurance Company. (17)
      10(b)(22)        Amendment Twenty Four to Marketing Agreement with American National Insurance Company. (18)
      10(b)(23)        Amendment Twenty Five to Marketing Agreement with American National Insurance Company.(19)
      10(b)(24)        Amendment Twenty Six to Marketing Agreement with American National Insurance Company.(20)
      10(b)(25)        Amendment Twenty Seven to Marketing Agreement with American National Insurance Company.(21)
      10(c)(1)         Insurance Processing Agreement effective June 1, 1993, as amended, between American National Insurance
                         Company and the Company.(1)
      10(c)(2)         Amendment to Insurance Processing Agreement with American National Insurance Company.(2)
      10(c)(3)         Amendment Two to Insurance Processing Agreement with American National Insurance Company.(3)
      10(c)(4)         Amendment Three to Insurance Processing Agreement with American National Insurance Company.(4)
      10(c)(5)         Amendment Four to Insurance Processing Agreement with American National Insurance Company.(5)
      10(c)(6)         Amendment Five to Insurance Processing Agreement with American National Insurance Company.(5)
      10(c)(7)         Amendment Six to Insurance Processing Agreement with American National Insurance Company.(6)
      10(c)(8)         Amendment Seven to Insurance Processing Agreement with American National Insurance Company.(7)

        10(c)(9)       Amendment Eight to Insurance Processing Agreement with American National Insurance Company.(7)
        10(c)(10)      Amendment Nine to Insurance Processing Agreement with American National Insurance Company.(8)

 ------------
          (1)          Incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 1994.
          (2)          Incorporated herein by reference to the Company's quarterly Form 10-Q for the three months ended March 31, 1998.
          (3)          Incorporated herein by reference to the Company's quarterly Form 10-Q for the three months and six months ended June 30, 1998.
          (4)          Incorporated herein by reference to the Company's quarterly Form 10-Q for the three months and nine months ended September 30, 1998.
          (5)          Incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 1998.
          (6)          Incorporated herein by reference to the Company's quarterly Form 10-Q for the three months ended March 31, 1999.
          (7)          Incorporated herein by reference to the Company's quarterly Form 10-Q for the three months and six months ended June 30, 1999.
          (8)          Incorporated herein by reference to the Company's quarterly Form 10-Q for the three months and nine months ended September 30, 1999.
          (9)          Incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 1999.
         (10)          Incorporated herein by reference to the Company's quarterly Form 10-Q for the three months ended March 31, 2000.
         (11)          Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the three months and six months ended June 30, 2000.
         (12)          Incorporated herein by reference to the Company's quarterly Form 10-Q for the three months and nine months ended September 30, 2000.
         (13)          Incorporated herein by reference to the Company's Form S-1/A Post Effective
                         Amendment No. 1, dated February 2, 2001.
         (14)          Incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 2000.
         (15)          Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the three months ended March 31, 2001.
         (16)          Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the six months ended June 30, 2001.
         (17)          Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the nine months ended September 30, 2001.
         (18)          Incorporated herein by reference to the Company's Form S-2/A, Amendment No. 2, dated February 11, 2002.
         (19)          Incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 2001.
         (20)          Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the six months ended June 30, 2002.
         (21)          Incorporated herein by reference to the Company's amended annual report on Form
                         10-K/A for the year ended December 31, 2001.

      10(c)(11)        Amendment Ten to Insurance Processing Agreement with American National Insurance Company.(4)
      10(c)(12)        Amendment Eleven to Insurance Processing Agreement with American National Insurance Company.(4)
      10(c)(13)        Amendment Twelve to Insurance Processing Agreement with American National Insurance Company. (5)
      10(c)(14)        Amendment Thirteen to Insurance Processing Agreement with American National Insurance Company. (6)
      10(c)(15)        Amendment Fifteen to Insurance Processing Agreement with American National Insurance Company.(7)
      10(c)(16)        Amendment Sixteen to Insurance Processing Agreement with American National Insurance Company. (9)
      10(c)(17)        Amendment Seventeen to Insurance Processing Agreement with American National Insurance Company. (9)
      10(c)(18)        Amendment Eighteen to Insurance Processing Agreement with American National Insurance Company. (10)
      10(c)(19)        Amendment Nineteen to Insurance Processing Agreement with American National Insurance Company. (11)
      10(c)(20)        Amendment Twenty to Insurance Processing Agreement with American National Insurance Company. (12)
      10(c)(21)        Amendment Twenty One to Insurance Processing Agreement with American National Insurance Company.(14)
      10(c)(22)        Amendment Twenty Two to Insurance Processing Agreement with American National Insurance Company.(14)
      10(c)(23)        Amendment Twenty Three to Insurance Processing Agreement with American National Insurance Company. (15)
      10(c)(24)        Amendment Twenty Four to Insurance Processing Agreement with American National Insurance Company. (16)
      10(c)(25)        Amendment Twenty Five to Insurance Processing Agreement with American National Insurance Company. (17)
      10(c)(26)        Amendment Twenty Six to Insurance Processing Agreement with American National Insurance Company. (18)
      10(d)            Form of Producer Agreement.(1)
      10(e)            Settlement Agreement dated June 18, 1993, among the State of Georgia as receiver for and on behalf of Old
                         Colony Life Insurance Company, other related parties and the Company.(1)
      10(f)            401(K) Profit Sharing Plan & Trust dated July 1, 1994.(1)
      10(g)            Marketing Agreement effective January 1, 1996 between IL Annuity and Insurance Company and the Company.(2)
      10(h)            Insurance Processing Agreement effective January 1, 1996 between IL Annuity and Insurance Company and the
                         Company.(2)
      10(i)            Marketing Agreement effective May 29, 1998 between Transamerica Life Insurance and Annuity Company and Legacy
                         Marketing Group.(3)
      10(i)(1)         Amendment Two to Marketing Agreement with Transamerica Life Insurance and Annuity Company.(12)
      10(i)(2)         Amendment Three to Marketing Agreement with Transamerica Life Insurance and Annuity Company.(14)
      10(j)(1)         Administrative Services Agreement effective May 29, 1998 between Transamerica Life Insurance and Annuity
                         Company and Legacy Marketing Group, as amended.(3)
      10(j)(2)         Amendment to the Administrative Services Agreement with Transamerica Life Insurance and Annuity Company.(4)
      10(j)(3)         Amendment Two to the Administrative Services Agreement with Transamerica Life Insurance and Annuity
                         Company.(4)
      10(j)(4)         Amendment Three to Administrative Services Agreement with
                       Transamerica Life Insurance and Annuity Company. (12)
      10(k)(5)         Amendment Four to Administrative Services Agreement with Transamerica Life
                       Insurance and Annuity Company.(14)

      10(l)(1)         Agreement of Purchase and Sale, dated March 8, 2001, by and between Regan Holding Corp. and G & W/Lakeville
                         Corporate Center, LLC. (13)
      10(l)(2)         Promissory Note by and between Regan Holding Corp. and Washington Mutual Bank FA, dated July 10, 2002. (17)
      10(m)            Producer Stock Award and Stock Option Plan, as amended.(8)
      10(n)            1998 Stock Option Plan, as amended.(8)
      13.1             Annual Report filed on Form 10-K for the ended December 31, 2001. (16)
      13.2             Annual Report filed on Form 10-K, as amended, for the ended December 31, 2001. (18)
      13.3             Quarterly Report filed on Form 10-Q for the six months ended June 30, 2002. (17)
      23(a)            Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (Included in Exhibit 5)
      23(b)            Consent of PricewaterhouseCoopers LLP
      24               Power of Attorney. (19)

------------
(1) Incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 1994.

(2) Incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 1995.

(3) Incorporated herein by reference to the Company's Form 8-K, dated June 1, 1998.

(4) Incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 1999.

(5) Incorporated herein by reference to the Company's quarterly Form 10-Q for the three months ended March 31, 2000.

(6) Incorporated herein by reference to the Company's quarterly Form 10-Q for the three months and six months ended June 30, 2000.

(7) Incorporated herein by reference to the Company's quarterly Form 10-Q for the three months and nine months ended September 30, 2000.

(8) Incorporated herein by reference to the Company's Definitive Proxy Statement dated July 31, 2001.

(9) Incorporated herein by reference to the Company's Form S-1/A Post Effective Amendment No. 1, dated February 2, 2001.

(10) Incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 2000.

(11) Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the three months ended March 31, 2001.

(12) Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the six months ended June 30, 2001.

(13) Incorporated herein by reference to the Company's Form 8-K, dated June 21, 2001.

(14) Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the nine months ended September 30, 2001.

(15) Incorporated herein by reference to the Company's Form S-2/A, Amendment No. 2, dated February 11, 2002.

(16) Incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 2001.

(17) Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the six months ended June 30, 2002.

(18) Incorporated herein by reference to the Company's amended annual report on Form 10-K/A for the year ended December 31, 2001.

(19)  Previously filed.

Item 17. Undertakings

   The Company hereby undertakes:

      (1) To file, during any period in which offers or sales of the securities being registered are being made, a post-effective amendment to this Registration
Statement:

            (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933 (the "1933 Act") ;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to Directors, Officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, Officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petaluma, State of California, on October 31, 2002.

                                   REGAN HOLDING CORP.
                                   (Registrant)


                                   By: /s/ G. Steven Taylor
                                       -----------------------------------------
                                       G. Steven Taylor, Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

*                                         Chairman of the Board and              October 31, 2002
-----------------------------------       Chief Executive Officer                (Date)
Lynda L. Regan                            (Principal Executive Officer)

*                                         President, Chief Operating Officer     October 31, 2002
-----------------------------------       and Director                           (Date)
R. Preston Pitts

*                                         Director                               October 31, 2002
-----------------------------------                                              (Date)
Ute Scott-Smith

*                                         Director                               October 31, 2002
-----------------------------------                                              (Date)
Donald Ratajczak

*                                         Director                               October 31, 2002
-----------------------------------                                              (Date)
J. Daniel Speight, Jr.


/s/ G. Steven Taylor                      Chief Financial Officer                October 31, 2002
-----------------------------------       (Principal Financial and               (Date)
G. Steven Taylor                          Accounting Officer)


* By: /s/ G. Steven Taylor
-----------------------------------
Attorney-in-fact, pursuant to power
of attorney previously filed as a part
of this Registration Statement.